Exhibit 99.1

CONFIDENTIAL – ATN Leadership Transition – Letter to KeyW Employees

Letter from Steve Demetriou to KeyW Employees

Dear KeyW Employees,

I was grateful to have the opportunity to meet with some of you last week. Our meetings reinforced what all of us at Jacobs knew – KeyW is a best-in-class organization with incredible employees. Our future together is bright!

As you know, following the completion of the transaction, KeyW will operate within Jacobs’ Aerospace, Technology and Nuclear (ATN) global line of business. In an effort to keep you updated about the plans for joining our organizations, I wanted to share information about a leadership transition at ATN that we announced this morning.

Terry Hagen recently informed us of his intention to retire as COO and President of ATN. After more than three decades with Jacobs, Terry is looking forward to focusing on family, friends and other priorities outside of his professional career. He will begin his transition to retirement effective June 3, 2019. At that time Terry will serve as an Executive Strategic Advisor to me. In this role, Terry will help oversee the initial integration of KeyW as well as integration and separation efforts associated with other recent transactions at Jacobs. Terry’s leadership, working with KeyW leaders, will ensure a smooth transition following the close of the KeyW transaction. We remain focused on building on our collective successes so that we create an even stronger organization moving forward. We will share more details about how we will combine our two companies in the coming weeks and months.

Looking to the future, I am thrilled that Dawne Hickton, former Vice Chair and CEO of RTI International Metals and a member of the Jacobs Board of Directors, has been appointed COO and President of ATN and a member of the Executive Leadership Team reporting to me, effective June 3, 2019. Dawne will be stepping down from the Jacobs board to assume this Executive position. Dawne will be based on our Washington D.C. office.

Dawne is a natural choice to lead ATN. She is a proven executive with 30 years of diversified industry experience, including more than 15 as a senior executive in the aerospace industry. At RTI, she put in place a strategy that transformed the company from a mid-size manufacturer of titanium mill products into one of the world’s largest integrated, value-added suppliers of advanced titanium products and services in commercial aerospace, defense, propulsion, medical device and energy markets. Given Dawne’s track record of execution at other companies as well as her contributions as a director of Jacobs, I know that she will be a significant asset as ATN’s next leader as we work to capitalize on the incredible opportunities created through our combination with KeyW.

As a reminder, Jacobs and KeyW will continue to operate as separate companies until the transaction closes, which is expected to occur on or before August 31, 2019. We look forward to staying in touch as we progress toward this milestone and an exciting future together.

Steve Demetriou
Chair and CEO

CONFIDENTIAL – ATN Leadership Transition — Letter to KeyW Employees

Additional Information and Where to Find It
The tender offer pursuant to which Jacobs proposes to acquire KeyW has not yet commenced. This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell, securities, nor is it a substitute for the tender offer materials that will be filed with the SEC. The solicitation and offer to buy the issued and outstanding shares of KeyW common stock will only be made pursuant to an offer to purchase and related tender offer materials described more fully below. At the time the tender offer is commenced, Atom Acquisition Sub, Inc. (“Merger Sub”) will file a tender offer statement with the SEC on Schedule TO containing an offer to purchase, form of letter of transmittal and related materials, and KeyW will file with the SEC a tender offer solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT AND RELATED MATERIALS (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CAREFULLY (WHEN THEY BECOME AVAILABLE) AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER THAT SHOULD BE READ PRIOR TO MAKING A DECISION TO TENDER SHARES. These materials will be sent free of charge to all KeyW stockholders. In addition, all of those materials (and all other tender offer documents filed or furnished by KeyW, Jacobs or Merger Sub with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. The Schedule TO (including the prospectus/offer to purchase and related materials) and the Schedule 14D-9 (including the solicitation/recommendation statement), once filed, may also be obtained for free by contacting the Information Agent for the tender offer which will be named in the Schedule TO. Copies of the documents filed with the SEC by Jacobs or Merger Sub will also be available free of charge on Jacobs’ internet website at http://www.jacobs.com.

Forward-Looking Statements
Statements made in this communication that are based on historical fact are forward-looking statements, including statements about whether and when the transaction between Jacobs and KeyW will be consummated and the anticipated financial and other benefits thereof. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements as actual results may differ materially. We caution the reader that there are a variety of risks, uncertainties and other factors that could cause actual results to differ materially from what is contained, projected or implied by our forward-looking statements. The potential risks and uncertainties include, among others, the possibility that Jacobs and KeyW may be unable to obtain regulatory approval or that other conditions to closing the transaction may not be satisfied, such that the transaction will not close or that the closing may be delayed; general economic conditions; the possibility of unexpected costs, liabilities or delays in connection with the transaction; risks that the transaction disrupts our current plans and operations; the ability to recognize the benefits of the transaction; the amount of the costs, fees, expenses and charges related to the transaction; the outcome of any legal proceedings related to the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement and Plan of Merger. For a description of some additional factors that may occur that could cause actual results to differ from forward-looking statements see Jacobs’ Annual Report on Form 10-K for the year ended September 28, 2018, in particular the “Risk Factors” discussions thereunder as well as our other filings with the United States Securities and Exchange Commission (“the SEC”). The company is not under any duty to update any of the forward-looking statements after the date of this press release to conform to actual results, except as required by applicable law.